MEMORANDUM

FT 7056

File No. 333-221255

The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on December 20, 2017 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trust has been added.
Page 3	The following information for the Trust appears:
The Aggregate Value of Securities initially deposited has been added.
The initial number of Units of the Trust
Sales charge
The Public Offering Price per Unit as of the business day before the Initial Date of Deposit
The Mandatory Termination Date has been added.
Page 5	The Report of Independent Registered Public Accounting Firm has been completed.
Page 6	The Statement of Net Assets has been completed.
Pages 7-8	The Schedule of Investments has been completed.
Back Cover	The date of the Prospectus has been included.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

CHAPMAN AND CUTLER LLP

December 20, 2017